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                                                                   EXHIBIT 10.02

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This AMENDMENT (this "Amendment" or "Agreement") is made as of the 2nd day of August 2005 between Fisher Scientific International Inc., a Delaware corporation having its primary place of business at Liberty Lane, Hampton, New Hampshire 03842 (the "Company") and Paul M. Montrone (the "Executive").

      The Company and the Executive desire to and hereby amend the Amended and Restated Employment Agreement ("Employment Agreement") entered into between the Company and the Executive on December 31, 2003, as follows:

1. The first sentence of Section 3(a) of the Employment Agreement is hereby amended and restated to read as follows:

      (a) Base Salary. The Executive shall be entitled to receive the annual base salary in effect as of the date of this Amendment ("Annual Base Salary"), which shall be paid in accordance with the Company's generally applicable payroll practices and policies, provided that, if any amount is not deductible under Section 162(m) that any portion of such base salary (taking into account any increase therein after the date hereof) that, if paid currently to the Executive, would not be deductible by the Company due to the provisions of Section 162(m) of the Internal Revenue Code, shall be mandatorily deferred and paid to the Executive within thirty (30) days after Executive's Date of Termination.

2. Section 5(a)(ii) of the Employment Agreement shall be amended and restated to read as follows:

      (ii) subject to the Executive remaining reasonably available to assist the Company, in such manner and at such time as shall be mutually agreed in good faith upon the Company's request through appropriate notice to the Executive, in the transition of his duties and responsibilities hereunder, the Company shall pay to the Executive within thirty (30) days following his Date of Termination an amount equal to the product of three (3) times the sum of: (x) the Executive's Annual Base Salary plus (y) the Executive's target annual bonus as determined under the Company's applicable compensation and incentive plan(s). It is expressly understood that the assistance to be provided to the Company under this clause (ii) shall not involve any fixed time commitment on the part of the Executive. For purposes of this Amendment, "Severance Period" shall mean the three-year period commencing on the Date of Termination.
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3. A new Section 9 shall be added to the Employment Agreement, stating:

      9.    Certain Additional Benefits.

            (a) In the event that any payment(s), benefit(s) or other entitlement(s) received or to be received by the Executive in connection with a Change in Control of the Company, as defined in the Company's 2005 Equity and Incentive Plan, as that plan may be amended from time to time prior to any Change in Control, or it is determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Amendment but determined without regard to any additional payments required under this Section 9 (a "Payment")), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable federal, state or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, the Executive shall retain an amount equal to the Payment minus all applicable taxes other than the Excise Tax on the Payment; provided, however, that the Executive will be entitled to receive a Gross-Up Payment only if the amount of a parachute payment as defined in Section 280G(b)(2) of the Code exceeds the sum of
      (A) $50,000, plus (B) 2.99 times the Executive's base amount as defined in
      Section 280G(b)(3) of the Code, and provided further, that if the Executive is not entitled to receive a Gross-Up Payment, the Executive will receive the greatest amount of Total Payments that would not include any excess parachute payments as defined in Section 280G(b)(1) of the Code. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, and shall be liable for any loss of tax deduction caused by the Gross-Up Payment.

            (b) All determinations required to be made under this Section 9, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by any nationally recognized accounting firm, which firm must be acceptable to the Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days after notice is given by the Executive to the Company that there has been a Payment, or such earlier time as is requested by the Company. Within five (5) business days after said notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Section 9 to the Executive. All fees and expenses of the Accounting Firm


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      shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Section 9, shall be paid by the Company to the Internal Revenue Service and/or other appropriate taxing authority on the Executive's behalf within five (5) days after receipt of the Accounting Firm's determination. The Accounting Firm shall make all determinations under the tax standard of "more likely than not." The Accounting Firm shall furnish the Executive with a written opinion that failure to disclose or report the Excise Tax on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payment will not have been made by the Company that should have been made ("Underpayment") or that the Gross-Up Payment was made that should not have been made ("Overpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive hereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Internal Revenue Service or other appropriate taxing authority on the Executive's behalf or, if such Underpayment has been previously paid by the Executive, to the Executive. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be due and payable within ninety (90) days after written demand to the Executive by the Company; provided, however that the Executive shall have no duty or obligation whatsoever to repay said amount unless the Executive's receipt of the Overpayment, or any portion thereof, is includible in the Executive's income and the Executive's repayment of same is not deductible by the Executive for federal and state income tax purposes.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an Underpayment ("Claim"). Such notice shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of the Claim and shall apprise the Company of the nature of the Claim, the administrative or judicial appeal period, and the date on which any payment of the Claim must be paid. The Executive shall not pay any portion of the Claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any amount under the Claim is due). If the Company notifies the Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the Claim, the Executive shall:


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                  (A) give the Company any information reasonably requested by the Company relating to the Claim;

                  (B) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the Claim by an attorney selected by the Company who is reasonably acceptable to the Executive; and

                  (C) cooperate with the Company in good faith in order to
            effectively contest the Claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties, attorneys' fees and costs) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Paragraph 9, except as provided below, the Company shall control all proceedings concerning such contest and, at its sole option, may pursue or forego any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the Claim. At the written request of the Company and upon payment to the Executive of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court ("Additional Sum"), the Executive shall pay same and sue for a refund. The Executive agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests the Executive to pay the Claim and sue for interest-free basis, the Company shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of the Executive which is the subject of the Claim shall be limited solely to the Claim. Furthermore, the Company's control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9, the Executive receives any refund of a Claim and/or any Additional Sum, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after


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      taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9, a determination is made that the Executive shall not be entitled to any refund of the Claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund of a Claim prior to the expiration of thirty
      (30) days after such determination, then the portion of such advance attributable to a Claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a Claim shall offset, to the extent thereof, the amount of the Underpayment required to be paid by the Company to the Executive.

            (e) If, after the advance of an Additional Sum by the Company, there is a "Final Determination" (as defined below) made by the taxing authority that the Executive is not entitled to any refund of such Additional Sum, or any portion thereof, then such nonrefundable amount shall be repaid to the Company by the Executive within thirty (30) days after the Executive receives notice of such Final Determination. A "Final Determination" shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing same has expired.

4. A new Section 10 shall be added to the Employment Agreement, stating:

      10. Code Section 409A. This Amendment is intended to comply with the provisions of Section 409A of the Code in such a way that the Executive will not be subject to taxation in advance of the related distribution, excise taxes or underpayments, penalties as a result of the timing or form of the payments to the Executive. Notwithstanding anything to the contrary contained herein, if the Executive is a Specified Employee (as defined in Section 409A of the Code) at the time he would otherwise be entitled to receive any specific payment hereunder, no distributions shall be made with respect to that specific payment until the earliest date permitted by
      Section 409A(a)(2) of the Code. All other payments which do not result in any additional payments, liability or penalties shall be made as specified. To the extent any payment is delayed, interest will accrue at the rate of the United States five-year Treasury rate plus 2 percent on such delayed payment and be paid to the Executive at the same time as the delayed payment is made.

5. Sections 9, 10 and 11 in the Employment Agreement shall be renumbered Sections 11, 12 and 13, respectively and any and all references to the paragraphs 9, 10, and 11 in the Employment Agreement shall be revised and renumbered consistent with this change.


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6. Except as expressly provided in this Amendment, the terms and provisions of the Amended and Restated Employment Agreement shall remain in full force and effect.

The Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Compensation Committee of the Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                              /s/ Paul M. Montrone
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                              PAUL M. MONTRONE


                              FISHER SCIENTIFIC INTERNATIONAL INC.

                              /s/ Paul M. Meister
                              --------------------------------------------------
                              By: PAUL M. MEISTER


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